THOMAS J. HARRIS

CERTIFIED PUBLIC ACCOUNTANT

3901 STONE WAY N., SUITE 202

SEATTLE, WA 98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my report dated January 14, 2013 on the financial statements of CelLynx Group, Inc. as of September 30, 2012 be included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission. I also consent to your use of my name as in the Experts Section of those forms.

Dated this 13th day of March, 2013.

/s/ Thomas J. Harris CPA

Thomas J. Harris

Certified Public Accountant